Exhibit 99.1

FOR IMMEDIATE RELEASE

THURSDAY, JANUARY 3, 2013

MHI HOSPITALITY CORPORATION ANNOUNCES RETIREMENT OF CFO, APPOINTS SUCCESSOR

Williamsburg, VA – January 3, 2013 – MHI Hospitality Corporation (NASDAQ: MDH) (“MHI” or the “Company”) today announced that William J. Zaiser, MHI’s Executive Vice President, Chief Financial Officer and corporate Secretary, retired from the Company as of December 31, 2012. Mr. Zaiser will continue to serve as a consultant to the Company. Following Mr. Zaiser’s retirement, MHI’s Board of Directors appointed Mr. Anthony E. Domalski as Chief Financial Officer. Mr. Domalski has been MHI’s Vice President and Chief Accounting Officer since May 2005. The Company also appointed Patrick V. Fiel, Jr., the Company’s General Counsel, to the additional role of MHI’s corporate Secretary.

Andrew M. Sims, Chairman and Chief Executive Officer of MHI, commented, “On behalf of the Company and the Board of Directors, I want to thank Bill for his many years of service and leadership. Bill has played an integral role in the growth of the Company since joining MHI in 1986. We look forward to his continued contributions as a consultant to the Company.” Mr. Sims added, “We are pleased to promote Tony Domalski to Chief Financial Officer. Tony brings invaluable expertise and experience that will ensure continuity of the reporting function.”

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper upscale full-service hotels in the Mid-Atlantic and Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,113 rooms. All of the Company’s wholly-owned properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. The Company has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. MHI Hospitality Corporation was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Contact at the Company:

Scott Kucinski

Director - Investor Relations

MHI Hospitality Corporation

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648

scottkucinski@mhihospitality.com